Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

MASTER PARTICIPATION AGREEMENT

between

HOME POINT FINANCIAL CORPORATION

(“Seller”)

and

MERCHANTS BANK OF INDIANA

(“Participant”)

May 31,  2017

MASTER PARTICIPATION AGREEMENT

THIS MASTER PARTICIPATION AGREEMENT (the “Agreement”) is made as of May 31,  2017, by and between HOME POINT FINANCIAL CORPORATION, having a principal place of business at 1194 Oak Valley Drive, Suite 80, Ann Arbor, Michigan 48108; Attention: [***] (“Seller”), and MERCHANTS BANK OF INDIANA, having an office at 11555 N. Meridian Street, Suite 400, Carmel, Indiana 46032; Attention: [***] (“Participant”).

WITNESSETH:

WHEREAS, Seller is in the business of originating qualifying, single-family mortgage loans, including conforming Federal National Mortgage Association (“FNMA”) loans, Federal Home Loan Mortgage Corporation (“FHLMC”) loans, and loans insured by the Federal Housing Administration (“FHA”) or guaranteed by the Veterans Administration (“VA”), or the United States Department of Agriculture (“USDA”), and single-family mortgage loans that comply with all applicable Agency requirements other than loan amount (“Jumbo Loans”), specifically excluding, in each case, any and all construction loans, loans secured by manufactured homes, co-operatives and high-cost loans (each hereinafter referred to individually as a “Mortgage Loan” and collectively as the “Mortgage Loans”) (“FNMA”, “FHLMC”, “FHA”, “VA”, and “USDA” are hereinafter from time to time referred to individually as an “Agency” or collectively as the “Agencies”, and Mortgage Loans that conform with applicable FNMA or FHLMC underwriting requirements, or are insured by the FHA, or guaranteed by the VA or USDA are referred to individually as an “Agency Loan” and collectively as “Agency Loans”);

WHEREAS, Seller from time to time wishes to sell to Participant and Participant from time to time wishes to purchase an undivided beneficial ownership interest in Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Seller and Participant agree as follows:

I.        OWNERSHIP INTEREST; PARTICIPATION CERTIFICATES.

l.l       Acquisition by Participant. Subject to the terms and conditions of this Agreement and in reliance on representations, warranties and covenants contained herein, Participant establishes with Seller the terms on which Participant shall purchase an undivided beneficial ownership interest in a Mortgage Loan when Participant so elects. The percentage of Participant’s undivided interest in any Mortgage Loan shall be the percentage that is equal at any time to the percentage that the unpaid balance of the amount paid by Participant bears to the unpaid balance of the Mortgage Loan (the “Ownership Interest”). Participant’s Ownership Interest for any Mortgage Loan may vary from time to time. Each date of Participant’s acquisition of an Ownership Interest is referred to as a “Funding Date”. The purchase of an Ownership Interest in a Mortgage Loan shall be subject to (a) the review and approval by Participant of the Mortgage Loan Documents (hereinafter defined) and such other documents relating to the Mortgage Loan as Participant deems appropriate, (b) the delivery to Participant of an original Participation Certificate, hereinafter defined, for Participant’s Ownership Interest, (c) Participant’s satisfaction with Seller’s ability to dispose of the Mortgage Loan through a sale or securitization of the Mortgage Loan pursuant to one or more binding agreements with an independent third party or parties (the “Take-Out”) to an investor acceptable to Participant (the “Investor”), (d) Participant’s satisfaction with the borrower’s creditworthiness, and (e) the Mortgage Loan having terms acceptable to Participant. The purchase price for the Ownership Interest in each Mortgage Loan shall be an amount equal to (a) the least of (i) Participant’s Ownership Interest of the unpaid principal balance of the Mortgage Loan, (ii) the amount advanced by Seller at the closing of the Mortgage Loan net of all amounts credited to Seller or (iii) the amount to be paid by the Investor in accordance with Section 2.2(gg), plus (b) the percentage of Participant ’s Ownership Interest of the amount of interest accrued on the Mortgage Loan. As a guidance to Participant (and not as a commitment), Participant does not expect the aggregate amount of all of its Ownership Interests hereunder ever to exceed Six Hundred Million and 00/100 Dollars ($600,000,000.00).

1.2     Purchase and Sale Treatment. It is the intention of the parties that each transaction described in this Agreement shall constitute a purchase and sale of the Ownership Interest and not a loan with pledge of security.

1.3    Seller to Assign Mortgage Loan Documents. Subject to compliance with the requirements of the Investor, Seller shall transfer and assign to Participant originals of all documents relating to each Mortgage Loan including without limitation, the related Note (defined hereinafter), Mortgage or Deed of Trust (the “Mortgage”), other security documents, UCC financing statements, title and hazard insurance policies (the “Mortgage Loan Documents”) within two (2) business days following the Funding Date. The title company handling the closing of any Mortgage Loan shall be party to a current Funds Recipient Agreement (or similar agreement) with Participant (the “Funds Receipt Agreement”), evidence of such shall be provided to Participant upon request. The transfer and assignment of the Note shall be by an assignment in blank executed by Seller pursuant to security procedures and in accordance with industry standards. At the election of Participant, the Mortgage Loan Documents either shall be delivered directly to a custodian or delivered to Participant for later delivery to a custodian. The title company shall be directed to deliver the Mortgage Loan Documents (with the exception of the original Mortgage which will be delivered to be recorded) to Lender within two (2) business days of the applicable Funding Date and in accordance with the Funds Recipient Agreement between the Title Company and Participant.

1.4     Examination of Mortgage File. Prior to the Funding Date, if requested to do so by the Participant, the Seller shall deliver to the Participant or its designee, for examination, copies of the Mortgage Loan Documents to be executed by the mortgagor and the Seller pertaining to each Mortgage Loan.

1.5     Participation Certificates.

(a)     The Ownership Interest for each Mortgage Loan shall be evidenced by one or more certificates substantially in the form attached hereto as Exhibit B (each a “Participation Certificate”).

(b)     A Participation Certificate shall set forth for the Mortgage Loan (i) the name of the mortgagor; (ii) description and address of mortgaged property and any improvement thereon

 (“Mortgaged Property”); (iii) the outstanding principal balance of the related promissory note (“Note”); (iv) the interest rate borne by such Note; and (v) such other data as Participant may from time to time request.

(c)      Seller shall maintain at its office a certificate register (the “Certificate Register”) showing all pertinent information with respect to each Participation Certificate.

(d)      Seller shall provide a copy of the Certificate Register to Participant upon request.

(e)    Any Participation Certificate may be re-issued in the event of a transfer by Participant. Prior to due presentation of a Participation Certificate for registration of transfer, Seller shall treat Participant as the owner of such Participation Certificate and the Ownership Interest relating thereto.

(f)      In the event of any mutilated, lost, destroyed, or stolen Participation Certificate, Seller shall execute and deliver a replacement Participation Certificate of like tenor and interest, upon Participant: (i) either surrendering any mutilated Participation Certificate to Seller, or (ii) providing evidence to Seller’s satisfaction of the loss, destruction, or theft of any Participation Certificate, as applicable and delivering a representation regarding such loss, destruction or theft, together with such indemnity as may be required by Seller, Seller shall issue a replacement Participation Certificate. Any replacement Participation Certificate issued as provided herein shall constitute, absent fraud, complete and indisputable evidence of ownership of the Ownership Interest as if originally issued, whether or not the mutilated, destroyed, lost, or stolen Participation Certificate shall be subsequently found at any time.

2.        REPRESENTATIONS, WARRANTIES AND COVENANTS.

2.1      General Representations, Warranties and Covenants of Seller. Seller represents, warrants, and covenants to Participant that at the time of this Agreement and at the time of each purchase of an Ownership Interest:

(a)      Seller is duly organized, and is and shall continue to be existing, under the laws of the jurisdiction of its organization;

(b)     Seller is, and to the extent necessary to perform its obligations under this Agreement shall continue to be, duly authorized and qualified to transact business in the jurisdictions where the Mortgaged Properties are located or not required to be so authorized; Seller possesses and shall continue to possess all requisite authority, power, licenses, permits, franchises, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(c)      The execution, delivery and performance of this Agreement by Seller will not: (i) violate the articles of incorporation or by-laws of Seller or any resolution or other instrument governing its operations or any laws which violation could have any material adverse effect upon the validity, performance, and enforceability of any of the terms of this Agreement applicable to Seller, or (ii) constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any contract, agreement, or other instrument to which Seller is a party or which is applicable to any of its assets;

(d)     This Agreement constitutes a valid, legal, and binding obligation of Seller, enforceable in accordance with its terms and no consent, approval or authorization of any governmental authority is required for the execution, delivery or performance of, or compliance by Seller with, this Agreement or the consummation of any other transaction contemplated hereby, except as has been duly obtained; and

(e)     The Seller is, and throughout the term of this Agreement shall remain, approved and in good standing with the Agencies, qualified under applicable Agency requirements to service Agency insured or guaranteed mortgage loans; the Seller shall not do anything or permit any action, directly or indirectly, which may result in Seller’s loss of qualification as an Agency approved mortgagee or issuer in good standing or which may result in a negative designation from an Agency or an Investor, including without limitation, anything which could result in the Seller being debarred or placed on a watch-list.

(f)      Upon request, the Seller shall provide Participant a weekly written analysis of the status of the then existing Mortgage Loans and corresponding Take-outs and a weekly pipeline report.

2.2     Mortgage Loan Representations, Warranties and Covenants of Seller. Seller further represents, warrants, and covenants to Participant that with respect to each Mortgage Loan as of each Funding Date:

(a)     The information pertaining to such Mortgage Loan set forth in the Participation Certificate is true, correct and complete in all material respects as of the date provided, to the best of Seller’s knowledge.

(b)     The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property, directly or indirectly, for the payment of any amount required by the Mortgage Loan and there has been no delinquency in any payment by the mortgagor thereunder.

(c)     There are no delinquent taxes, ground rents, water charges, sewer rents, assessments or other outstanding charges affecting the Mortgaged Property.

(d)     The terms of the Note and the Mortgage have not been impaired, waived, altered or modified in any respect. No mortgagor has been released, in whole or in part.

(e)     The Note and the Mortgage are not subject to any right of rescission, set-off, abatement, diminution, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render the Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, abatement, diminution, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, abatement, diminution, counterclaim or defense has been asserted with respect thereto.

(f)      All improvements constituting a part of the Mortgaged Property are insured by a policy from an insurer acceptable to the Investor and, in the case of an Agency Loan, the applicable Agency, against loss by fire and other hazards. Such policy is generally acceptable to prudent mortgage lending institutions and has a term and is an amount as required by the Investor and, in the case of an Agency Loan, the applicable Agency. If the Mortgaged Property is in an area then identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance is then available), there is in effect a flood insurance policy meeting the requirements, in the case of an Agency Loan, of the applicable Agency, and in all cases, of the Investor and the current guidelines of the Federal Insurance Administration with a financially responsible insurance carrier that satisfies the requirements of the Investor and, in the case of an Agency Loan, the applicable Agency. All such individual insurance policies (collectively, the “hazard insurance policy”) shall contain a “standard” or “New York” mortgagee clause naming the Seller, its successors and assigns as mortgagee, provide for at least thirty (30) days’ prior written notice to the Seller of any cancellation thereof, and all premiums thereon have been paid. The Mortgage obligates the mortgagor thereunder to maintain the hazard insurance policy at the mortgagor’s cost and expense, and upon the mortgagor’s failure to do so, authorizes the holder of the mortgage to obtain and maintain such insurance at the mortgagor’s cost and expense and to seek reimbursement therefor from the mortgagor.

(g)     Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with.

(h)     The Mortgage has not been satisfied, canceled, subordinated or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such satisfaction, cancellation, subordination, rescission or release.

(i)      Unless otherwise agreed to by Participant, the mortgagor has fee simple estate in and to the Mortgaged Property and the Mortgaged Property consists of a single parcel of real property with a detached single family residence erected thereon, or an individual residential condominium unit, all of which constitute real property under the laws of the State in which the Mortgaged Property is located and Seller is qualified to do business.

(j)      The Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property (including, without limitation, all buildings constituting a part of the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing). Such lien is subject only to (a) the lien of current real property taxes and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording which are (i) acceptable to mortgage lending institutions generally and any applicable Agency, (ii) specifically referred to in the Participant’s title insurance policy delivered to Seller and (iii) referred to or otherwise considered in the appraisal made for Seller or which do not adversely affect the appraised value of the Mortgage Property as set forth in such appraisal and (c) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage, the use, enjoyment, value or marketability of the related Mortgaged Property, or prevent realization of the benefits provided by any mortgage insurance or guaranty. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein.

(k)      The Note and the Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally.

(i)      All parties to any agreement affecting the Mortgage Loan, including, but not limited to the mortgagor, had legal capacity to enter into such agreement and to execute and deliver such agreement and each such agreement has been duly and properly authorized, executed and delivered by such parties.

(m)    The proceeds of the Mortgage Loan have been fully disbursed and there is no obligation or requirement for future advances thereunder by the holder of the Mortgage Loan, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with.

(n)     The Note and the Mortgage have not been assigned or pledged by the Seller except to Participant as provided herein. The Seller or the correspondent lender from which it purchased the Mortgage Loan, or their respective agents, or the title company handling the closing of the Mortgage Loan, have had continuous sole and complete possession of all the Mortgage Loan Documents prior to the Funding Date. At the time of the sale of the Ownership Interest in the Mortgage Loan to Participant, the Seller had good and marketable title thereto. Seller shall not sell a participation or other interest in the Mortgage Loan to any party other than Participant without Participant’s prior written consent.

(o)     In the case of a conventional Mortgage Loan, (a) the Loan-to-Value Ratio either (i) is not more than [***] or (ii) is not more than [***] and the excess over [***] is and will be insured by a policy of primary mortgage guaranty insurance issued by a mortgage guaranty insurer acceptable to FNMA or FHLMC until the Loan-to-Value Ratio is reduced below [***] or otherwise meets guidelines for an applicable FNMA or FHLMC product (e.g., DU Refi Plus), (b) the mortgage interest rate for the Mortgage Loan as set forth on the Participation Certificate is net of any such insurance premium, and (c) all provisions of any primary mortgage guaranty insurance policy have been and are being complied with and such policy is in full force and effect and all premiums due thereunder have been paid. Any Mortgage Loan subject to any such policy of primary mortgage guaranty insurance obligates the mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith. In the case of a Jumbo Loan, the Loan-to-Value Ratio is within the limits set forth in the underwriting guidelines of the Investor.

(p)     Each Mortgage Loan is covered by an American Land Title Association form of title insurance policy or other generally acceptable form of title insurance policy acceptable, in the case of an Agency Loan, to the applicable Agency, and to any applicable insurer or guarantor of the Mortgage Loan, issued by a title insurer acceptable, in the case of an Agency Loan, to the applicable Agency, and that is qualified to do business in the state of the Mortgaged Property, insuring the Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan. The Seller is the sole insured under such title insurance policy, and such title insurance policy is in full force and effect. No claims have been made under such title insurance policy and no holder of the Mortgage Loan, including the Seller, has done or omitted to do anything which would impair the coverage of such title insurance policy.

(q)     If the Mortgage Loan is insured by the FHA or guaranteed by the VA, or USDA, it shall be guaranteed or insured for the maximum amount permitted and all necessary steps shall be taken to make and keep such guaranty or insurance valid, binding and enforceable, and such guaranty or insurance is the valid, binding and enforceable obligation of the VA, USDA or the FHA, as the case may be, to the full extent thereof, without surcharge, set-off or defense.

(r)      There is no default, breach, violation, or event of acceleration existing under the Note or Mortgage and no event which, with the passage of time or the giving of notice, or both, would constitute such a default, breach, violation or event of acceleration; and neither the Seller nor any person having or having had an interest therein has waived any such default, breach, violation or event of acceleration.

(s)      There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that could give rise to any such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal with, the lien of the related Mortgage and the Mortgage requires the mortgagor promptly to cause any such liens, as well as liens which are junior to the lien of the Mortgage, to be removed.

(t)      All improvements which were considered in determining the appraised value of the related Mortgaged Property lie wholly within the boundary and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroached upon the Mortgaged Property in any respect so as to affect the marketability of the Mortgaged Property.

(u)     The Mortgage Loan was originated by or through the Seller.

(v)     The Note is payable monthly in self-amortizing installments of principal and interest, with interest payable in arrears, providing for full amortization by maturity or a balloon payment, over an original term in compliance with the requirements of the applicable Agency. The original principal amount of the Note was not more than the amount prescribed by Participant. The Mortgage contains customary and enforceable provisions for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder.

(w)     The Mortgaged Property is free of damage and waste and there is no proceeding pending or, to the best of the knowledge of the Seller, threatened, for the total or partial condemnation or taking by eminent domain thereof.

(x)      The Mortgage contains customary and enforceable provisions that are sufficient for the realization against the Mortgaged Property of the benefits of the security provided thereby. There is no homestead or other exemption available to the mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or under a power of sale, or the right to foreclose the Mortgage.

(y)     The Mortgage Loan Documents relating to the Mortgage Loan include all of the documents required by, and such documents are in the form required by, all applicable underwriting guidelines of the Participant and, in the case of an Agency Loan, the applicable Agency.

(z)      The Mortgage Loan Documents relating to the Mortgage Loan satisfy all of the terms and conditions required by the Investor.

(aa)   The Note is not, and has not been, secured by any collateral except the lien of the related Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above and the Mortgage was not given as collateral or security for the performance of obligations of any person other than the mortgagor.

(bb)   The Mortgage Loan meets the requirements of the Investor.

(cc)    Neither the Seller nor the mortgagor has made any statement or taken any other action that would impair or invalidate the coverage provided by any private mortgage guaranty insurance, FHA insurance, or VA or USDA guaranty, or any hazard, title or other insurance policy relating to the Mortgage Loan or the Mortgaged Property.

(dd)   The Seller has no knowledge of any circumstance or condition with respect to the Mortgage Loan, the Mortgaged Property, the mortgagor or the mortgagor’s credit standing that can reasonably be expected to cause the Mortgage Loan to become delinquent or adversely affect the value or marketability of the Mortgage Loan.

(ee)    Seller’s interest in the Mortgage Loan is hereby duly and validly pledged by the Seller under this Agreement to provide evidence and notice of Participant’s Ownership Interest and to secure Seller’s obligations in the event of a breach of any representation, warranty or covenant of Seller under this Agreement, and this Agreement, together with such pledge and delivery, creates a valid and perfected first priority security interest in respect of Seller’s interest in the Mortgage Loan and all proceeds, products and profits derived therefrom, and incidents thereto, including, without limitation, all accounts, general intangibles, instruments, moneys, goods, insurance proceeds and other tangible or intangible property received upon liquidation thereof and, except for the filing by Participant of a financing statement on Form UCCI in the appropriate recording office, no further action is required to create, preserve and perfect such security interest. The foregoing pledge by Seller to Participant of a security interest shall not be dispositive as to the accounting treatment of the transactions contemplated hereby.

(ff)    There is no litigation pending or, to the Seller’s knowledge, threatened, which, if determined adversely to the Seller, would adversely affect the execution, delivery or enforceability of this Agreement, assignment of Mortgage, the sale of a participation interest in any Mortgage Loan to Participant or the ability of the Seller to service the Mortgage Loans hereunder in accordance with the terms hereof or which would have a material adverse effect on the financial condition of the Seller.

(gg)   Seller has entered into one or more binding agreements with an Investor that will result in the purchase or securitization of the Mortgage Loan for an amount equal to or greater than the balance of the Mortgage Loan and interest thereon; Seller shall at all times be approved and in good standing with the Agencies with full right to take such actions and discharge such responsibilities as are conferred by such status, and in particular to originate the Mortgage Loan and deliver it to the Investor, and the Mortgage Loan and all Mortgage Loan Documents shall comply in all respects with the requirements of the Investor.

(hh)   Seller shall sell each Mortgage Loan or issue mortgage-backed securities for the Mortgage Loan to an Investor for an amount equal to or greater than the unpaid balance of the Mortgage Loan and interest thereon (the “Minimum Price”) within [***] days of the Funding Date for the Ownership Interest; provided, however, if a Mortgage Loan has not been sold to an Investor within [***] of the Funding Date as required, then on the [***] day following the Funding Date, Seller shall pay to Participant the Minimum Price with respect to such Mortgage Loan calculated as of such date.

(ii)     All necessary actions have been taken to qualify the Mortgage Loans for funding by the Investor. The sale of the Ownership Interest in the Mortgage Loans, as evidenced by the Participation Certificate, shall at all times be permitted by applicable regulations of the Investor or by a waiver of such regulations.

2.3     Participant in Reliance; Survival. Participant is purchasing the Ownership Interest in reliance upon the representations, covenants and warranties of Seller, and Seller’s full and faithful compliance with all of the terms, covenants and conditions of this Agreement. The representations, warranties, and covenants of Seller set forth in this Section shall survive this Agreement and shall be reaffirmed by Seller upon the execution of the Commitment Letter.

3.       SERVICING.

3.1     Servicing Standards. Seller shall take all actions necessary to service the Mortgage Loans in accordance with customary mortgage banking practices of prudent lending institutions and such actions as a reasonably prudent lender would take in regard to loans held for its own account, all subject to and in accordance with the provisions of this Agreement. Subservicing of a Mortgage Loan by a third party shall not occur without Participant’s written consent. Seller may, with prior written approval of Participant, service the Mortgage Loan through a subservicer or retain an independent contractor to perform certain servicing functions; provided, however, in the event any servicing is performed by such subservicer or any functions performed by such independent contractor, Seller shall remain liable for its servicing duties and obligations under this Agreement and for the manner in which they are exercised by such subservicer or independent contractor.

3.2     Collections and Application of Mortgage Payments; Certification. Seller shall:

(a)     Proceed diligently to collect all payments due under the Mortgage Loan Documents as they come due and to assure the performance of all material terms, covenants and conditions of the Mortgage Loan Documents;

(b)     In the case of an Agency Loan, timely file a claim for and collect the applicable Agency guaranty or insurance in the event of a default in a Mortgage Loan (in filing a claim, Seller shall not elect to receive debentures).

(c)     Hold and appropriately monitor and disburse all Mortgage Loan escrows;

(d)     Keep a complete and accurate account of all sums collected by Seller from the mortgagor and the application of sums;

(e)     Accept prepayments on the Note from the mortgagor only to the extent expressly permitted in the Note or Mortgage and then only if such prepayments include any applicable prepayment penalty or other fee, and accept condemnation and hazard insurance proceeds in accordance with the Mortgage Loan Documents and applicable law;

(f)      Segregate all funds received pursuant to the Mortgage Loan Documents and deposit such funds in a trust or custodial account with an institution whose accounts are insured by an agency or instrumentality of the United States government which institution shall satisfy the requirements of the Investor for the deposit of similar funds by approved seller-servicers, which depository requirements may be modified, only by request of the Seller, which requests must be approved by the Participant. Seller shall maintain such records and take all such actions as may be necessary to secure and obtain the maximum insurance for such account.

(g)     Seller shall remit to Participant its Ownership Interest percentage of all payments of principal, prepayment premiums or penalties and interest on the Note, and all prepayments of principal made in accordance with the terms of the Note and Mortgage; Seller shall remit such amounts to Participant, in accordance with the written instructions of Participant, on receipt by Seller. If requested, Seller shall provide Participant with a statement of payment of mortgage insurance premiums, and escrow account balances thereunder, and any release from the reserve fund for replacements (and the purpose of such release) for each Mortgage Loan. Seller shall, with respect to each Mortgage Loan, hold and appropriately monitor all mortgage escrows, including without limitation all operating deficit, on-site or off-site escrows, and, in the case of an Agency Loan, any other such escrows required by the applicable Agency, in a manner to avoid negative escrow balances, and if requested by Participant with respect to an Agency Loan, provide Participant with copies of all Agency approvals of release of any escrowed funds.

(h)     Provide Participant, on or before the fifteenth (15th) day of each month (or the business day immediately following the fifteenth (15th) day, if the fifteenth (15th) day is not a business day), with a statement setting forth, as of the tenth (10th) day of such month, the outstanding balance of the Notes after recordation of the current month’s financial activity, itemization of principal, interest and any other payments collected, any delinquency in payments, any advances made by Seller pursuant to Section 3.7 hereof, and the remittance to Participant.

(i)      Provide to Participant, on an annual basis, such additional information regarding the Mortgage Loans as Participant shall reasonably request.

All funds received by Seller with respect to the Mortgage Loans, other than amounts constituting servicing compensation, reimbursement for Seller advances, or escrowed funds belonging to the mortgagors, shall be held by Seller in trust for Participant to the extent of Participant’s Ownership Interest as required by this Agreement

3.3        Insurance; Condemnation.

(a)       Seller shall assure that the Mortgaged Property is kept insured against loss by fire and such other hazards, casualties, and contingencies as required, in the case of an Agency Loan, by the applicable Agency, and in the case of a Jumbo Loan, by the Investor, and as generally shall be required by reasonably prudent lenders in similar transactions. Such insurance shall be pursuant to a broad form all-risk policy and shall name Seller and Participant as additional insureds pursuant to a standard mortgagee clause. The insurance carrier providing the insurance shall be chosen by the mortgagor subject to Seller’s approval; such carrier shall meet the minimum rating requirements of the Investor for carriers of hazard insurance.

(b)        Seller shall receive the proceeds of all such insurance, or any award for the condemnation of all or any part of the Mortgaged Property, and to the extent required obtain the consent of the applicable Agency to the disposition thereof. Such proceeds shall be deposited with Participant. During the term of this Agreement, Seller will retain custody of all insurance policies or renewals thereof which are required to be provided by each mortgagor under its Mortgage Loan Documents and maintained by Seller under the requirements of the applicable Agency. To the extent that any such insurance proceeds or condemnation award shall be applied as a prepayment on the Mortgage Loan it shall be held in trust by Seller for the benefit of Participant and remitted pursuant to Section 3.2(f) hereof.

(c)        To the extent any insurance coverages described above are not maintained by the mortgagor, Seller shall advance funds to obtain such coverages and obtain reimbursement.

3.4        Material Change to Mortgaged Property. Seller shall, if and as soon as such information comes to its attention, promptly notify Participant of any material change in the condition of the Mortgaged Property, any sale or transfer by the mortgagor of the legal or equitable title to the Mortgaged Property or any abandonment of the Mortgaged Property, and shall take any action in regard thereto as Participant shall direct, the costs of which shall be paid by Participant.

3.5        Fidelity Bond: Errors and Omissions Insurance. Seller agrees to keep, at no cost to Participant, fidelity bond, errors and omissions and any other insurance required by the Agencies in amounts required by the Agencies and reasonably satisfactory to Participant as to form, substance and company. Seller shall furnish a certificate evidencing such insurance coverage to Participant, upon request, and shall notify Participant if such fidelity bond coverage is decreased or exhausted.

3.6        No Variation of Mortgage Loan Documents. Seller shall not be authorized or empowered to waive or vary any terms of any Mortgage Loan Document or consent to any postponement, delay or other deviation from strict compliance by a mortgagor with any provision of any Mortgage Loan Document or consent to any secondary financing, except as specifically authorized in writing by Participant. Seller shall promptly forward to Participant all requests for such waiver, variance or consent, and any related documentation received from a mortgagor. Participant shall use its best efforts to respond promptly to Seller’s request.

3.7       Advances by Seller. To the extent payment of a Note has not been made by the mortgagor as of the date when due, the Seller will advance from its own funds such payment; provided, however, that Seller shall not be obligated to make more than one such advance for which it has not been reimbursed.

3.8        Mortgage Loan Default. If the mortgagor shall fail to make any payment due pursuant to the respective Mortgage Loan or shall fail to comply with any other covenant of any Mortgage Loan Document, which failure shall give rise to Seller’s right, as mortgagee, to accelerate the Mortgage Loan, Seller shall, within [* * * ] thereafter, so notify Participant in writing. Seller shall consult with Participant as to the course of action to be taken and Seller shall proceed as directed by Participant.

In all cases, Seller shall take such action as is necessary to obtain the maximum benefit of the applicable Agency insurance, guaranty or other credit enhancement benefits and in all events, Seller will act in accordance with any written instructions given by Participant with respect to such default or claim and shall make no settlement without the express written consent of Participant.

3.9        Acquisition of Title to the Mortgaged Property. Seller shall not elect to acquire the Mortgaged Property in the event of a default in a Mortgage Loan but shall instead, in the case of an Agency Loan, file a claim on the applicable Agency guaranty or insurance of the Mortgage Loan as herein provided. In the event however, that title to the Mortgaged Property is to be acquired, title shall be taken in the name of the Participant or its designee, which may be Seller. Following acquisition of title to the Mortgaged Property, Seller shall, either itself or through an agent of its choosing, manage and operate the Mortgaged Property for the benefit of Participant. Seller shall maintain the Mortgaged Property pursuant to such practices as are customary in the locality where the Mortgaged Property is located, and in accordance with procedures employed by prudent property owners acting for their own account. Seller shall collect all rents for the benefit of Participant and remit to Participant on the fifteenth (15th) day of each month all Mortgaged Property income after expenses, including reimbursement of Seller advances, including but not limited to advances of principle and interest, third party fees and legal fees incurred with respect to the enforcement of Section 3.8 herein, and payment of Seller’s management fee described below. Seller shall cooperate with Participant in the sale of the Mortgaged Property. Any such sale shall be pursuant to terms and conditions acceptable to Participant in its sole discretion. The proceeds of any such sale shall be paid to Seller and remitted to Participant pursuant to Section 3.2(f) of this Agreement. In the event that Participant shall elect to accept a note or other noncash compensation in the sale of the Mortgaged Property, Participant agrees to pay to Seller upon such sale any amounts then owing to Seller pursuant to this Agreement.

3.10        Compliance with Law. Seller shall comply with all applicable federal, state and local law and regulations, including, without limitation, in the case of an Agency Loan, all applicable Agency requirements. Without limiting the generality of the preceding sentence, Seller will, in servicing and administering each Agency Loan under this Agreement, comply with all applicable Agency requirements as the same may from time to time be amended, and with respect to all Mortgage Loans serviced hereunder, promptly discharge all of the obligations of the mortgagee under the applicable Mortgage, including the timely giving of notices thereunder.

3.11        Servicing Compensation. Seller shall be paid a fee for each Mortgage Loan equal to the amount set forth in the fee schedule attached hereto as Schedule I (the “Fee Schedule”) for servicing the Mortgage Loan (the “Servicing Fee”), subject to adjustment as contemplated in Section 5.3.

3.12        Books and Records. Seller shall keep proper books of account and records reflecting the interest of Participant in the Mortgage, which books and records shall be available for inspection by Participant at all reasonable times during normal business hours. The accounts and records of Seller relating to the Mortgage Loans, the Mortgaged Property, and the servicing relating thereto shall be maintained in accordance with generally accepted accounting principles.

3.13        Provision of Information. Not more often than annually, Seller shall provide to Participant such information as Participant shall reasonably request regarding Seller’s compliance with this Agreement, including, but not limited to the requirements of Sections 3.2, 3.3, 3.4 and 3.5 hereof.

3.14        Seller Certification. The Seller shall provide periodic certifications and reports to the Participant as described on Exhibit C attached hereto (“Seller’s Certification”).

4.	TERM; TERMINATION; TRANSFER.

4.1        Term of Agreement. Unless sooner terminated as provided in this Agreement, this Agreement shall continue until the Mortgage Loans have been paid in full and Seller has completed all obligations under this Agreement regarding the management and sale of the Mortgaged Property. Notwithstanding the foregoing, Participant’s commitment to purchase Mortgage Loans pursuant to the terms of this Agreement shall expire on May 31, 2018.

4.2        Termination. This agreement may be terminated upon the happening of any Seller Default (as defined in Section 6 hereof), at the option of the Participant, without the payment of a termination fee or compensation of any kind to the Seller. Provided that Participant does not hold an Ownership Interest in any Mortgage Loan, Seller may terminate this Agreement upon ten (10) business days written notice to Participant.

4.3        Transfer by Participant. Participant will have the right to assign, transfer, convey, pledge, hypothecate or otherwise dispose of a Participation Certificate. In the event of such assignment, transfer, conveyance, hypothecation or disposition, Seller will re-register the Participation Certificate upon request by Participant’s transferee. Seller specifically acknowledges that Participant may (and shall have the right to) pledge an Ownership Interest in a Mortgage Loan to the Federal Home Loan Bank of Indianapolis (“FHLBI”) as collateral under an Advances, Pledge and Security Agreement by and between Participant and FHLBI (the “APSA”). Notwithstanding anything in this Agreement to the contrary, Seller further acknowledges and agrees that during such time as this Certificate is pledged to the FHLBI, (i) Participant and Seller will hold the Mortgage Loan Documents in trust for the benefit of both Participant and the FHLBI, as their interests may appear, and (ii) the FHLBI shall have the right to take possession and ownership of the Ownership Interest pursuant to the APSA. Seller further agrees to provide the FHLBI with duplicate copies of all notices or other communications to or from Participant pursuant to this Agreement with respect to such Ownership Interest. Participant also will have the right to sub-participate its Ownership lnterest to one or more sub-participants.

5.	CONTROL OF MORTGAGE LOANS BY PARTICIPANT.

5.1        Control of Mortgage Loans. By the mutual agreement of Seller and Participant, each Mortgage Loan in which Participant purchases an Ownership Interest either shall be sold to an Investor or mortgage-backed securities for the Mortgage Loan shall be sold to an Investor. Such agreement does not evidence any element of retained control of the Mortgage Loan by Seller. Seller has represented and warranted that there will be a commitment to sell the Mortgage Loan to an Investor for an amount equal to or greater than the unpaid balance of the Mortgage Loan and interest thereon for each Mortgage Loan in which Participant purchases an Ownership Interest. In the event of a breach of this representation and warranty, Participant shall have all rights and remedies existing at law or equity and under this Agreement. It is the intention of Seller and Participant that Participant have such control of a Mortgage Loan as shall be necessary for Participant’s Ownership Interest to be accounted for as a sale by Seller to Participant. Delivery of the Note to Participant for each Mortgage Loan is intended to make Participant a holder of the Mortgage Loan under the Uniform Commercial Code and to vest in Participant the ability to exercise its control of a Mortgage Loan.

5.2        Bailee Letter. Seller shall provide instructions to Participant for the delivery of the Mortgage Loan Documents to Investor in accordance with a bailee letter in the form attached hereto as Exhibit D which shall be attached to the front of every Note to facilitate the sale of a Mortgage Loan or mortgage-backed securities to the Investor pursuant to the terms of such letter (the “Bailee Letter”),

5.3        Payment of Proceeds to Participant. The Investor shall be directed to pay the purchase price for the sale of each Mortgage Loan or mortgage-backed securities for the Mortgage Loan by wire transfer to the Participant. Such direction shall state that it may not be rescinded or modifìed without the written consent of Participant. A copy of such direction shall be delivered to the Seller. Participant shall apply the proceeds from the sale of the Mortgage Loan or mortgage-backed securities for the Mortgage Loan in accordance with the Participant’s and Seller’s respective Ownership Interests in the Mortgage Loan. To the extent that the proceeds from the sale of the Mortgage Loan exceed the Seller’s and Participant’s pro rata interests in the unpaid principal balance of the Mortgage Loan and interest thereon, Participant shall remit to Seller by wire transfer the amount of such excess as Seller’s compensation for originating the Mortgage Loan. To the extent that Participant’s share of such proceeds is less than the amount necessary to pay Participant for its pro rata interest in the unpaid principal balance of the Mortgage Loan and interest thereon in breach of Seller’s representations and warranties, Seller shall be liable to Participant for such shortfall, which Participant may recover from Seller’s share of the proceeds. Seller shall immediately remit or cause a third party to remit any remaining deficiency to the Participant by wire transfer.

6.	SELLER DEFAULT; REMEDIES

(a)	The occurrence of any of the following shall be a “Seller Default”:

(i)        (1) Seller shall fail to make remittances as provided in Section 3.2(g) hereof; (2) Seller breaches its representation at Section 2.2(hh) and fails to pay to Participant all loss or damage suffered or incurred by Participant as a result thereof, including, without limitation, reasonable attorneys’ fees and expenses and costs of collection within [***] of such breach or failure; or (3) Seller breaches any of its other representations, warranties or covenants, or fails to perform any of its other duties hereunder in any material respect and shall fail, within [***] after written notice from Participant, to correct or cure such failure;

(ii)        Seller shall assign, hypothecate, pledge or transfer in any manner this Agreement or any of Seller’s rights hereunder, or suffer the creation of any lien upon, or security interest in, or the transfer of, any of Seller’s rights hereunder, by operation of law or otherwise in favor of an assignee, transferee, pledgee, or secured party other than a lending bank of Seller reasonably acceptable to Participant;

(iii)        Seller shall institute proceedings for voluntary bankruptcy, or shall file a petition seeking reorganization under the Federal Bankruptcy Laws or for relief under any other law for the relief of debtors, or shall consent to the appointment of a conservator or receiver of all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts as they become due, or shall be adjudged bankrupt or insolvent by a court of competent jurisdiction appointing a receiver, liquidator or trustee of Seller or of all or substantially all of its property or approving any petition filed against Seller for its recorganization, and such adjudication or order shall remain in force or unstayed for a period of [***] or a final judgment or decree for the payment of money is entered against Seller and such judgment or decree is not discharged or stayed within [***] from the date of entry thereof;

(iv)        Any creditor of Seller files a petition to reorganize or liquidate Seller and such petition is not discharged or dismissed within [***] after the date on which it is filed;

(v)         A default in any other agreement by and between Participant and Seller or under any other obligation of Seller to Participant;

(vi)        A default by Seller and a failure to cure within any applicable cure period under any material loan agreement, mortgage, indenture, agreement or lease with another party;

(vii)       A failure by Seller to maintain its status as an Agency-approved mortgagee in good standing.

(b)        In the event of a Seller Default, Participant shall have all remedies existing at law or equity including but not limited to the following remedies which may be exercised by Participant at its election in any order (i) have Seller purchase the Ownership Interests upon demand of Participant, for a price equal to the sum of the following: (A) the outstanding principal balance of the Participation Certificate, (B) interest on such amount calculated from the Funding Date at a rate equal to the rate or rates set forth on the respective Note or Notes (minus any interest on the Participation Certificate previously paid by the Seller to the Participant), and (C) any costs or expenses incurred by Participant relating to the purchase and the fee, if any, paid to Seller under this Agreement for the Ownership Interests (“Default Price”); (ii) have Seller sell or assign the Mortgage Loans and the related Mortgages and other Mortgage Loan Documents then serviced under this Agreement to an Agency-approved mortgagee designated by Participant, deliver such notices of assignment as may be required by sound and prudent mortgage banking practice, and give Participant an accounting for all funds and other property in connection with such sale or assignment. Upon such sale or assignment under this Section 6(b), the designated mortgagee will become the mortgagee under this Agreement in the place and stead of Seller, with all the powers and obligations conferred or imposed by this Agreement on Seller hereunder, but without any obligation as to acts committed or omitted to be taken prior to such assignment. Further, in the event of a Seller Default, Seller will be liable to Participant for any damages, costs and expenses, including reasonable attorney’s fees, which Participant may incur.

(c)        Seller shall be liable to Participant for, and shall promptly pay to Participant, any damages incurred or suffered as a result of a Seller Default or remaining after the exercise of any right or remedy provided herein and Seller shall indemnify Participant and Participant’s officers, directors, employees and agents (collectively, the “lndemnitees”) and hold the lndemnitees harmless from any claim loss, damage, liability or expense whatsoever (including without limitation, reasonable attorney’s fees) suffered or incurred by any of them and arising out of or resulting from or attributable to any Seller Default. The indemnification obligation set forth herein shall survive the termination of this Agreement. All rights and remedies of Participant herein specified are cumulative and are in addition to, not in limitation of, any rights and remedies Participant may have by law or at equity. No waiver of any default or failure or delay to exercise any right or remedy by Participant shall operate as a waiver of any other default or of the same default in the future or of any right or remedy with respect to the same or any other occurrence.

7.	MISCELLANEOUS

7.1        Assignment. Except as otherwise provided for herein or agreed to by the parties hereto, Seller shall not assign, sell, transfer or subparticipate its rights and obligations under this Agreement without the prior written consent of Participant.

7.2        Default Damages. For each Mortgage Loan in which Participant purchases an Ownership Interest, Seller has represented and warranted that there will be either a sale of the Mortgage Loan or mortgage-backed securities for the Mortgage Loan for an amount equal to or greater than the unpaid principal balance of the Mortgage Loan and interest thereon. Any loss or damage resulting from a breach of this representation and warranty, including without limitation any loss incurred in the disposition of such Mortgage Loan to an Investor on the secondary market, shall be borne by Seller, Such loss or damage shall be recoverable by Participant as provided herein. Seller, where possible, shall give Participant advance notice of any such loss or damage. Notwithstanding the foregoing, Seller and Participant shall be liable for their own expenses, including legal expenses, relating to the execution and performance of this Agreement. Seller shall pay the expenses of servicing the Mortgage Loans.

7.3        Participation not Partnership or Loan. Neither the execution of this Agreement, nor any sharing in the benefits and burdens by Seller and Participant in respect of the Mortgage Loans or in the proceeds thereof, is intended nor shall be construed to constitute the formation of a partnership or joint venture between Seller and Participant, nor shall it be construed to be an extension of credit or a loan by Participant to Seller. It is agreed that Participant shall be the holder of the Ownership Interest.

7.4        Recordation of Participation Agreement. Upon the request of Participant, the parties hereto agree that a Memorandum of this Agreement may be prepared in a form acceptable to both parties and recorded in the county where Seller’s principal office is located and in the land records of the jurisdictions where the Mortgaged Property is located; provided, however, upon transfer of the Participation Certificate by Participant, Participant shall deliver to Seller for recordation a termination or amendment of such recorded document.

7.5        Amendment. No amendment or modification of this Agreement shall be valid unless evidenced by an instrument, in writing, signed by Seller and Participant.

7.6        Severability. If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

7.7        Waiver. Any waiver by a party of any obligation or forbearance to exercise any right hereunder shall in no event be deemed to be binding upon such party in future instances where such right may be available to it.

7.8        Notice. Notices hereunder shall be in writing, and may be delivered by hand, first class, registered or certified mail, express delivery, or email or other telecommunication device capable of confirmation of receipt, addressed to Participant or Seller at the addresses set forth in the first paragraph of this Agreement or at such other address as each party may furnish to the other in writing.

7.9        Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Indiana.

7.10       Counterparts. This Agreement may be executed and delivered in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

7.11       Authority. The undersigned person executing this Agreement for and on behalf of Seller represents and certifies that he or she is an authorized representative of Seller and has been fully empowered, and all necessary action has been taken, to execute and deliver this Agreement. The undersigned person executing this Agreement for and on behalf of Participant represents and certifies that he or she is an authorized representative of Participant and has been fully empowered, and all necessary action has been taken, to execute and deliver this Agreement.

[Remainder of page intentionally blank; signatures on following page]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

SELLER:

HOME POINT FINANCIAL CORPORATION

By:	/s/ Howard Nathan
Name:	Howard Nathan
Its:	CFO

PARTICIPANT:

MERCHANTS BANK OF INDIANA

By:
Name:
Its:

19

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

SELLER:

HOME POINT FINANCIAL CORPORATION

By:
Name:
Its:

PARTICIPANT:

MERCHANTS BANK OF INDIANA

By:	/s/ Michael J. Dunlap
Name:	Michael J. Dunlap
Its:	PRESIDENT

SCHEDULE I

Fee Schedule

For the purposes of this Schedule, the following term used herein shall be defined as follows:

“Monthly Home Point Loans” shall mean average Mortgage Loans acquired by Participant during a given calendar month.

“Monthly Deposits” shall mean average deposits of Seller held by Participant during a given calendar month.

“Monthly Natty Mac Loans” shall mean the average mortgage loans of Natty Mac Funding, LLC during a given calendar month.

“Difference” shall mean Monthly Deposits minus Monthly Natty Mac Loans.

“Combined Loans” shall mean the Monthly Home Point Loans plus Monthly Natty Mac Loans.

On a monthly basis, Participant shall pay Seller a fee equal to (i) [***] of the Participant ‘s Ownership Interest with respect to the Monthly Home Point Loans during such calendar month up to the amount of the Difference, plus (ii) either (a) in the event Monthly Home Point Loans exceed the amount of the Difference, [***] of the amount equal to Monthly Home Point Loans minus the Difference, or (b) in the event Monthly Deposits exceed Combined Loans, [***] of the amount equal to Monthly Deposits minus the Combined Loans.

EXHIBIT A

Intentionally Omitted

- End of Exhibit A -

EXHIBIT B

Form of Participation Certificate

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE OR TRANSFER OF THIS CERTIFICATE WITHOUT REGISTRATION THEREOF UNDER THE ACT AND SUCH LAWS MAY ONLY BE MADE IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS AND IN ACCORDANCE WITH THE PARTICIPATION AGREEMENT REFERRED TO HEREIN.

PARTICIPATION CERTIFICATE

evidencing a participation in
a mortgage loan insured [guaranteed] by the

and held and serviced by

HOME POINT FINANCIAL CORPORATION [Seller]

THIS CERTIFIES THAT MERCHANTS BANK OF INDIANA (“Participant”) is the registered owner of the undivided participation ownership interest (“Ownership Interest”) in the __________ [insured/guaranteed] mortgage loan identified above (the “Mortgage Loan”) and more particularly described on Schedule I attached hereto and by reference incorporated herein held by HOME POINT FINANCIAL CORPORATION (“Seller”) as mortgagee of record and servicer, pursuant to the Master Participation Agreement. Participant’s Ownership Interest shall be the percentage that is equal at any time to the percentage that the unpaid balance of the amount paid by Participant bears to the unpaid balance of the Mortgage Loan. This Participation Certificate is issued under and is subject to the terms, provisions and conditions of the Master Participation Agreement dated as of ___________, 2017, entered into by Seller and Participant (the “Agreement”).

Seller certifies to Participant that, as of the date hereof, the information set forth in Schedule I hereto is correct.

This Participation Certificate does not represent an obligation of, or an interest in, Seller and is not insured or guaranteed by any government agency. This Participation Certificate is limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Agreement.

Seller acknowledges that Participant may (and shall have the right to) pledge the Ownership Interest, as evidenced by this Participation Certificate, to the Federal Home Loan Bank of Indianapolis (“FHLBI”) as collateral under an Advances, Pledge and Security Agreement dated as of April 13, 2000 (the “APSA”), and that such pledge shall remain in effect until such time as Seller reacquires the Ownership Interest according to the terms of the Agreement. Seller further acknowledges and agrees that during such time as this Participation Certificate is pledged to the FHLBI, (i) Seller will hold the Mortgage Loan Documents in trust for the benefit of both Participant and the FHLBI, as their interests may appear, and (ii) the FHLBI shall have the right to take possession and ownership of the Ownership Interest pursuant to the APSA. Seller further agrees to provide the FHLBI with duplicate copies of all notices or other communications to or from Participant pursuant to the Agreement with respect to the Ownership Interest. Capitalized terms used in this Participation Certificate but not defined herein shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, Seller has caused this Participation Certificate to be duly executed by its duly authorized officer.

HOME POINT FINANCIAL CORPORATION

By:	--------------------------Specimen Only-------------------------
Name:
Its:

Dated: _______________

SCHEDULE I

1.	Address of Mortgaged Property:

2.	Mortgagor:

3.	Mortgage Loan Amount:

4.	Purchase Price:

5.	Note Rate:

6.	Pass-through Rate:

7.	Lockout/Prepayment Penalties/Yield Maintenance:

8.	Loan Term:

9.	Amortization Term:

10.	Anticipated Funding Date:

11.	Investor:

12.	Interest Calculation Method:

- End of Exhibit B -

EXHIBIT C

Seller’s Certification

1.           Home Point Financial Corporation (“Seller”) shall provide Merchants Bank of Indiana (“Participant”) with a copy of the Seller’s Balance Sheet, as contained in the Seller’s annual audited Financial Statements, certified to be true and correct by an authorized officer of the Seller, within ninety (90) days after the end of each fiscal year. In addition, simultaneously, Seller shall provide Participant an annual certification, executed by an authorized officer of the Seller, certifying that “During the preceding twelve (12) months, no financial event has occurred, other than as specified in this Certification, the effect of which has materially, adversely affected the Seller’s ability to perform its obligations pursuant to the Master Participation Agreement, dated as of _____________, 2017, by and between Seller and MERCHANTS BANK OF INDIANA.”

2.           Seller shall provide Merchants Bank of Indiana (“the Participant”) with an annual certification that all insurance coverage required by the Master Participation Agreement is in full force and effect.

3.           Seller shall provide the Participant with an annual certification that fidelity bond and errors and omissions insurance required by the Master Participation Agreement is in full force and effect.

- End of Exhibit C -

EXHIBIT D

Form of Bailee Letter

BAILEE LETTER

Loan Name/Number:	_______________

Loan Amount:	_______________

Dear Investor:

Merchants Bank of Indiana (the “Participant”) owns a participation interest in the Mortgage Note(s), Mortgage(s) and other documents enclosed herewith (the “Loan Documents”) and the Loan Documents have been assigned and pledged to the Participant to secure payment of all sums owing the Participant by Home Point Financial Corporation (the “Seller”) arising under that certain Master Participation Agreement dated __________, 2017, and certain related security agreements.

The Loan Documents, whether now or hereafter delivered to you, is to be held by you as a bailee in possession on behalf of and for the benefit of the Participant, for the purpose of perfecting the right, title and interest of the Participant in such Loan Documents, and subject to the Participant’s direction and control. It is our mutual understanding that the Loan Documents constitute collateral securing the obligations of Seller to the Participant and that all proceeds thereof (the “Purchase Price”) should be promptly paid to the Participant for application to such obligations. The Loan Documents held by you hereunder for any period shall at all times be segregated from other property owned or held by you.

In no event should the Loan Documents be delivered to any party other than the Participant, or otherwise dealt with by you, without the prior written consent of Participant.

Participant hereby agrees that, upon receipt of the Purchase Price, it automatically releases all rights, interest or lien of any kind it may have with respect to the Mortgage Loan without any further action required by Participant. Remittance of the Purchase Price shall be by wire transfer pursuant to the wiring instructions below.

Pending the purchase of each Mortgage Loan and until the Purchase Price is received by Participant directly from you, the aforesaid interest in the Mortgage Loan will remain in full force and effect, and you shall hold possession of such Note(s) and the documentation evidencing same as custodian, agent and bailee for and on behalf of the Participant. In the event that any Mortgage Loan is unacceptable for purchase, return the rejected item directly to us at the address set forth below. The Mortgage Loan must be returned or Purchase Price remitted in full no later than fourteen (14) days from the date hereof. If you are unable to comply with the above instructions, please so advise the undersigned immediately.

NOTE: BY ACCEPTING THE MORTGAGE LOAN DELIVERED TO YOU WITH THIS LETTER, YOU CONSENT TO BE THE CUSTODIAN, AGENT AND BAILEE FOR THE PARTICIPANT ON THE TERMS DESCRIBED IN THIS LETTER. THE UNDERSIGNED REQUESTS THAT YOU ACKNOWLEDGE RECEIPT OF THE ENCLOSED MORTGAGE LOAN AND THIS LETTER BY SIGNING AND RETURNING THE ENCLOSED COPY OF THIS LETTER TO THE UNDERSIGNED; HOWEVER, YOUR FAlLURE TO DO SO DOES NOT NULLIFY SUCH CONSENT.

Participant’s Wiring Instructions:	Participant’s Mailing Address:

Merchants Bank of Indiana	Merchants Bank of Indiana 11555 N. Meridian Street Suite 400 Carmel, Indiana 46032

ABA#

If the terms hereof are acceptable to you, please have an authorized officer of your institution execute the enclosed copy of this letter in the space provided below and promptly return such executed copy to the Participant at the above address.

PARTICIPANT:

MERCHANTS BANK OF INDIANA

By:
Name:
Its:

Acceptance by Investor:

All terms and conditions acknowledged, agreed and accepted as of the __ day of __________, 20__.

By:
Name:
Its

- End of Exhibit D -